eMagin Corporation Announces Increased Convertible Note Financing
                  and Begins Rehiring Some Laid-Off Employees

Hopewell Junction, N.Y., January 15, 2002 -- eMagin Corporation (AMEX:EMA) today announced an increase in its existing bridge financing in the form of a secured convertible loan. eMagin obtained an additional $1.0 million of financing from a private investor, increasing the amount of the secured convertible loan to $1,625,000, including amounts previously made available to eMagin in December 2001 and after repayments of certain note holders.

The objective of this bridge loan is to permit eMagin to continue operations and increase production to support orders for its organic light emitting diode
(OLED) microdisplays, while eMagin continues to seek sources of long-term financing.

The secured  convertible  notes, which are due August 30, 2002, bear interest at
9.0 percent, and are convertible into common stock at $0.5264 per share. In addition, the secured convertible notes carry with them, 60% warrant coverage to purchase common stock at $0.5468 per share. Previous investors remaining in this bridge loan received reset conversion and warrant pricing with the same terms as the new investor. In addition, holders of $250,000 aggregate principal amount of convertible secured notes issued in December 2001 were repaid in full out of the proceeds of the new financing.

eMagin also announced that it is making return to work offers to some of its laid-off employees associated with manufacturing, engineering, and marketing. Gary Jones, CEO of eMagin, stated "Much of the initial R&D needed for the company to create its initial products has been completed and the equipment set required for initial production is in place. We have been most pleased to see the potential for increased near term product orders."

Jones continued, "To maintain customer relationships, create sales revenue, and provide the value required to justify future investment, we must supply our customers with sufficient quantities of displays so they can adopt these new microdisplays into their new products and can begin fielding products using our displays. Beginning this month, we plan to begin ramping production with a focus on cost effectiveness with a smaller management, administrative, and R&D staff, carefully controlling our burn rate going forward. However, we still expect to be in a difficult cash position until a larger financing can occur. We hope to be able to make rehiring offers to additional staff as soon as it is prudent to do so."

It was further announced that Edward Flynn has been appointed as the new CFO of eMagin. Mr. Flynn has been with eMagin in senior management positions for over 8 years, most recently as Treasurer. Previously, Mr. Flynn was employed by the IBM Corporation for over 29 years in senior financial positions.

About eMagin
A leading developer of virtual imaging technology, eMagin combines integrated circuits, microdisplays, and optics to create a virtual image similar to the real image of a computer monitor or large screen TV. These miniature, high-performance, modules provide access to information-rich text, data, and video which can facilitate the opening of new mass markets for wearable personal computers, wireless Internet appliances, portable DVD-viewers, digital cameras, and other emerging applications including helmet-mounted virtual displays for the US Air Force's Joint Strike Fighter program as well as other military uses. Electronic Products Magazine recently named eMagin's SVGA OLED microdisplay a 2001 Product of the Year. eMagin has received a US Army Quality Award and last year was named Display of the Year by Society Information Display (SID) and Information Display Magazine. eMagin's intellectual property portfolio is leveraged by key OLED technology licensed from Eastman Kodak. OLEDs are emissive devices (i.e., they create light), as opposed to liquid crystal displays (LCDs) that require a separate light source. OLED devices use less power and are capable of high brightness and color. Because the light they emit appears equally bright from all directions, they are ideal for near to the eye applications since a small movement in the eye does not change the image. According to Stanford Resources, a leading market research firm focusing on the global electronic display industry, the worldwide market for OLED displays will grow to $1.6 billion in 2007, or 63% a year over that period. eMagin's corporate headquarters and microdisplay operations are co-located with IBM on its campus in East Fishkill, N.Y. Further information about eMagin and its virtual imaging solutions can be accessed at www.emagin.com and www. virtualvision.com.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.


Note to editors: eMagin is properly spelled beginning with a lower case e.

CONTACT:
Rita Chaires, Corporate Communications
email: info@emagin.com